FOR IMMEDIATE RELEASE

CONTACT:	Investors: Antonella Franzen (609) 720-4665	Exhibit 99.1
Ryan Edelman (609) 720-4545
Media: Fraser Engerman (414) 524-2733

Johnson Controls announces accelerated leadership succession
George Oliver, President and COO, to succeed Alex Molinaroli as Chairman and CEO on Sept. 1, 2017
CORK, Ireland, Aug. 21, 2017 — Johnson Controls International plc (NYSE: JCI) today announced effective Sept. 1, 2017, George Oliver, currently president and chief operating officer, will assume the role of Chairman and CEO.  This action accelerates the move of Mr. Oliver to his new position six months earlier than previously announced. The acceleration was unanimously approved by the company’s board of directors. Mr. Molinaroli, currently chairman and CEO, will leave the company and the board effective Sep 1, 2017.
In addition, the company announced that Jürgen Tinggren, chair of the audit committee and a member of the executive committee, has been appointed lead independent director of the Johnson Controls board of directors, effectively immediately. Separately, the company announced that Jeffrey A. Joerres has stepped down from the board of directors.
Mr. Tinggren said, “Given the progress made on the merger integration as we approach the one-year anniversary and upcoming start of a new fiscal year, this is an opportune and appropriate time to implement this planned leadership succession. The board has been impressed by George’s leadership and oversight of the integration, and we believe accelerating the transition provides clarity and continuity as we move into the next phase and continue to deliver the benefits of the transaction and enhance long-term shareholder value.
Tinggren added,“on behalf of the entire board, I want to thank Alex Molinaroli for his many years of outstanding service and leadership. He has led Johnson Controls through a period of unparalleled strategic transformation and helped position the combined company for success as the leader in buildings and energy storage solutions.”

Mr. Oliver said, “I am honored by the trust the board has placed in me and look forward to building on the progress we have made in combining the companies. Since completing the Tyco merger, we have been executing a robust integration plan to maximize the skill sets and capabilities of the combined company, develop solutions to better meet our customers’ needs and realize approximately $1 billion of cost savings. As CEO, I will continue working with the board and our employees around the world to deliver on the Johnson Controls promise to make the world a more productive, secure and sustainable place. I would like to thank Alex for his direction and partnership, both before and during this critical year of change.”
Mr. Molinaroli said, “It's been an honor to lead Johnson Controls since 2013, and I want to thank all of our employees for their continued trust, commitment and incredible contributions. The company has a great strategic foundation and is well-positioned for growth as a market leader in buildings and energy solutions.  I’m confident as I’ve worked with George over the past year that he and his management team are well-positioned to propel the company forward.”
Mr. Joerres stated, “It has been an honor to have served on the Johnson Controls board for the last 16 years. I thank Alex for his dedicated service and am confident that the company will be well-served under George’s capable leadership.”
About Johnson Controls:
Johnson Controls is a global diversified technology and multi industrial leader serving a wide range of customers in more than 150 countries. Our 120,000 employees create intelligent buildings, efficient energy solutions, integrated infrastructure and next generation transportation systems that work seamlessly together to deliver on the promise of smart cities and communities. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. We are committed to helping our customers win and creating greater value for all of our stakeholders through strategic focus on our buildings and energy growth platforms. For additional information, please visit http://www.johnsoncontrols.com or follow us @johnsoncontrols on Twitter.
Johnson Controls International plc Cautionary Statement Regarding Forward-Looking Statements
Johnson Controls International plc has made statements in this communication that are forward-looking and therefore are subject to risks and uncertainties. All statements in this document other than statements of historical fact are, or could be, "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In this communication, statements regarding Johnson Controls' future financial position, sales, costs, earnings, cash flows, other measures of results of operations, synergies and integration opportunities, capital expenditures and debt levels are forward-looking statements. Words such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," "should," "forecast," "project" or "plan" and terms of similar meaning are also generally intended to identify forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Johnson Controls cautions that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond Johnson Controls' control, that could cause Johnson Controls' actual results to differ materially from those expressed or implied by such forward-looking statements, including, among others, risks related to: any delay or inability of Johnson Controls to realize the expected benefits and synergies of recent portfolio transactions such as the merger with Tyco and the spin-off of Adient, changes in tax laws, regulations, rates, policies or interpretations, the loss of key senior management, the tax treatment of recent portfolio transactions, significant transaction costs and/or unknown liabilities associated with such transactions, the outcome of actual or potential litigation relating to such transactions, the risk that disruptions from recent transactions will harm Johnson Controls' business, the strength of the U.S. or other economies, automotive vehicle production levels, mix and schedules, energy and commodity prices, the availability of raw materials and component products, currency exchange rates, and cancellation of or changes to commercial arrangements. A detailed discussion of risks related to Johnson Controls' business is included in the section entitled "Risk Factors" in Johnson Controls' Annual Report on Form 10-K for the 2016 year filed with the SEC on November 23, 2016, and in the quarterly reports on Form 10-Q filed with the SEC after such date, and available at www.sec.gov and www.johnsoncontrols.com under the "Investors" tab. Shareholders, potential investors and others should consider these factors in evaluating the forward-looking statements and should not place undue reliance on such statements. The forward-looking statements included in this communication are made only as of the date of this document, unless otherwise specified, and, except as required by law, Johnson Controls assumes no obligation, and disclaims any obligation, to update such statements to reflect events or circumstances occurring after the date of this communication.